EXHIBIT 77C
RIVERSOURCE HIGH YIELD INCOME SERIES, INC.

RESULTS OF MEETING OF SHAREHOLDERS

Columbia High Yield Bond Fund

SPECIAL MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2011
(UNAUDITED)

A brief description of the proposal(s) voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposals are set forth below. A vote is based on total dollar interest in the Fund.

Proposal 1. To elect directors to the Board.

                               DOLLARS VOTED    DOLLARS VOTED                BROKER NON-
                                   "FOR"          "WITHHOLD"    ABSTENTIONS     VOTES
                             -----------------  --------------  -----------  -----------
01. Kathleen Blatz           1,405,829,980.082  35,612,411.985        0.000        0.000
02. Edward J. Boudreau, Jr.  1,407,945,517.214  33,496,874.853        0.000        0.000
03. Pamela G. Carlton        1,406,683,983.567  34,758,408.500        0.000        0.000
04. William P. Carmichael    1,407,342,939.417  34,099,452.651        0.000        0.000
05. Patricia M. Flynn        1,408,287,880.510  33,154,511.557        0.000        0.000
06. William A. Hawkins       1,407,550,048.185  33,892,343.882        0.000        0.000
07. R. Glenn Hilliard        1,407,349,360.525  34,093,031.542        0.000        0.000
08. Stephen R. Lewis, Jr.    1,407,193,000.804  34,249,391.263        0.000        0.000
09. John F. Maher            1,408,352,166.312  33,090,225.755        0.000        0.000
10. John J. Nagorniak        1,407,543,962.214  33,898,429.853        0.000        0.000
11. Catherine James Paglia   1,408,094,636.845  33,347,755.222        0.000        0.000
12. Leroy C. Richie          1,408,125,649.157  33,316,742.910        0.000        0.000
13. Anthony M. Santomero     1,407,809,696.506  33,632,695.561        0.000        0.000
14. Minor M. Shaw            1,408,021,613.905  33,420,778.162        0.000        0.000
15. Alison Taunton-Rigby     1,407,652,569.727  33,789,822.340        0.000        0.000
16. William F. Truscott      1,407,757,743.380  33,684,648.687        0.000        0.000

2. To approve a proposed amendment to the Articles of Incorporation.

DOLLARS VOTED "FOR"  DOLLARS VOTED "AGAINST"   ABSTENTIONS    BROKER NON-VOTES
-------------------  -----------------------  --------------  ----------------
1,378,001,389.634         31,006,507.061      32,434,443.052        52.320

3: To approve a proposed Agreement and Plan of Redomiciling.

DOLLARS VOTED "FOR"  DOLLARS VOTED "AGAINST"    ABSTENTIONS   BROKER NON-VOTES
-------------------  -----------------------  --------------  ----------------
1,031,009,233.512         32,781,287.036      36,958,803.798   340,693,067.720

4: To approve a proposed Investment Management Services Agreement

DOLLARS VOTED "FOR"  DOLLARS VOTED "AGAINST"   ABSTENTIONS    BROKER NON-VOTES
-------------------  -----------------------  --------------  ----------------
1,033,737,257.463         32,921,484.451      34,090,590.693   340,693,059.460

5: To approve a proposal to authorize subadvisory agreements

DOLLARS VOTED "FOR"  DOLLARS VOTED "AGAINST"   ABSTENTIONS    BROKER NON-VOTES
-------------------  -----------------------  --------------  ----------------
1,005,451,048.302         60,519,481.075      34,778,764.670   340,693,098.020